EXHIBIT 99.1

Predictive Oncology Reports First Quarter 2020 Financial Results, Provides Business Update

CancerQuest 2020 Study on Schedule for Completion in Q2 2020

NEW YORK, June 08, 2020 (GLOBE NEWSWIRE) -- Predictive Oncology (NASDAQ: POAI), a knowledge-driven company focused on applying artificial intelligence (“AI”) to personalized medicine and drug discovery, today reported financial results for the quarter ended March 31, 2020 and provided a business update.

Financial and Business Highlights

  Continued initial study to sequence ovarian tumors and validate ‘reach back’ process; study is on schedule to be completed in the second quarter of 2020
  Developing a potential COVID-19 vaccine in collaboration with Dr. Daniel Carter, former NASA Chief of the Biophysics and Advanced Materials Branch and recipient of NASA Inventor of the Year Awards and NASA Exceptional Service Medal
  Signed a letter of intent to acquire Quantitative Medicine, a biomedical analytics and computational biology company; closing is expected in the second quarter of 2020
  Signed a term sheet to acquire both BioDtech and Soluble Therapeutics and its HSC™ Technology; closing expected in second quarter of 2020.
  Streamlined capital structure with conversion of $2.1 million promissory note held by the company’s CEO to newly issued equity
  Strengthened balance sheet with issuance of 1.4 million shares of common stock and 1.4 million unregistered warrants for estimated gross proceeds of $2.2 million

“We remain steadfast in our approach to assembling a portfolio of assets that leverages our unique collection of cancer tumors to develop and market AI-based, predictive models for personalized cancer treatments that improve patient outcomes,” commented Dr. Carl Schwartz, Predictive Oncology CEO. “Our collection of more than 150,000 cancer tumors, amassed and curated over a 10-year period, gives us a strong competitive advantage as we are the only company that can perform a ‘reach back’ to examine actual outcomes over an extended period of time. In collaboration with UPMC, we are on schedule to conclude an initial study of the application of artificial intelligence for treatment of ovarian cancer patients during the second quarter. We believe this critical research will provide us with a representative sample that successfully demonstrates the value of our tumor database, validates our processes and enables the next step in our path to commercialization.”

“The pending acquisitions of several innovative biotechnology companies provides further encouragement, as we believe this consolidation will further enhance the breadth of our capabilities by leveraging high quality formulations and stable protein and peptide-based solutions for the rapid manufacture of vaccines and other drug therapies,” added Dr. Schwartz.

Dr. Schwartz concluded, “We improved our liquidity position and streamlined our capital structure with the conversion of a $2.1 million convertible note, previously held by me, to newly issued equity. This action demonstrates my confidence in the commercial viability of our work, and when combined with the additional capital we raised through an equity offering, provides us with the cash runway to fund key clinical, regulatory and operational milestones for the next several quarters. In addition, we have significantly reduced the corporate structure of our Skyline Medical business to enable it to operate independently as we consider strategic alternatives for this business.”

First Quarter 2020 Financial Results

Revenues were $295,943 compared with $255,241 for the first quarter of 2019. Revenues in both years were primarily driven through the sale of Predictive Oncology’s proprietary STREAMWAY units, of which 5 units and 7 units were sold, respectively, in each of the first three months of 2020 and 2019. Gross margins remained strong at 69% in the first quarter of 2020 compared with 71% in the 2019 period. The slight decrease was due to Helomics' costs surpassing the revenue earned. However, exclusive of Helomics, gross profit margin related to the Skyline Medical business in the first quarter of 2020 increased to 77%.

Net loss was $4.5 million compared with $3.3 million for the first quarter of 2019. General & administrative expenses rose 89% to $2.8 million in the first quarter of 2020 as a result of additional costs related to the Helomics business. Operational expenses increased to $548,753, compared with $466,566 in the first quarter of 2019. Selling expenses decreased to $264,409 compared with $554,216 in the first quarter of 2019.

Outlook

Management continues to focus its resources on the Helomics and TumorGenesis divisions and the Company’s primary mission of applying artificial intelligence to precision medicine, drug discovery and the mediums used to replace rats and mice in preliminary cancer studies. Management reaffirms that it is focusing the majority of its resources on maximizing opportunities within the Company’s precision medicine business.

About Predictive Oncology Inc.

Predictive Oncology (NASDAQ: POAI) operates through three segments (Domestic, International and other), which contain four subsidiaries; Helomics, TumorGenesis, Skyline Medical and Skyline Europe. Helomics applies artificial intelligence to its rich data gathered from patient tumors to both personalize cancer therapies for patients and drive the development of new targeted therapies in collaborations with pharmaceutical companies. Helomics’ CLIA-certified lab provides clinical testing that assists oncologists in individualizing patient treatment decisions, by providing an evidence-based roadmap for therapy. In addition to its proprietary precision oncology platform, Helomics offers boutique CRO services that leverage its TruTumor™, patient-derived tumor models coupled to a wide range of multi-omics assays (genomics, proteomics and biochemical), and an AI-powered proprietary bioinformatics platform to provide a tailored solution to its clients’ specific needs. Predictive Oncology’s TumorGenesis subsidiary is developing a new rapid approach to growing tumors in the laboratory, which essentially “fools” cancer cells into thinking they are still growing inside a patient. Its proprietary Oncology Discovery Technology Platform kits will assist researchers and clinicians to identify which cancer cells bind to specific biomarkers. Once the biomarkers are identified they can be used in TumorGenesis’ Oncology Capture Technology Platforms which isolate and help categorize an individual patient’s heterogeneous tumor samples to enable the development of patient specific treatment options. Helomics and TumorGenesis are focused on ovarian cancer. Predictive Oncology’s Skyline Medical division markets its patented and FDA cleared STREAMWAY System, which automates the collection, measurement and disposal of waste fluid, including blood, irrigation fluid and others, within a medical facility, through both domestic and international divisions. The company has achieved sales in five of the seven continents through both direct sales and distributor partners. For more information, please visit www.Predictive-Oncology.com.

Forward-Looking Statements

Portions of the narrative set for this document that are not statements of historical or current facts are forward-looking statements, in particular, the commercial outlook provided above. Our actual future performance may materially differ from that contemplated by the forward-looking statements as a result of a variety of factors.

These factors include, in addition to those mentioned elsewhere herein:

  We may not be able to continue operating without additional financing;
  Current negative operating cash flows;
  The terms of any further financing, which may be highly dilutive and may include onerous terms;
  Risks related to the 2019 merger with Helomics including; 1) significant goodwill could result in further impairment; 2) possible failure to realize anticipated benefits of the merger; 3) costs associated with the merger may be higher than expected; 4) the merger may result in the disruption of our existing businesses; and 5) distraction of management and diversion of resources;
  Risks related to our partnerships with other companies, including the need to negotiate the definitive agreements; possible failure to realize anticipated benefits of these partnerships; and costs of providing funding to our partner companies, which may never be repaid or provide anticipated returns;
  Risks related to the transaction with Quantitative Medicine including: 1) completion of the transaction; 2) possible failure to realize anticipated benefits of the merger; 3) costs associated with the merger may be higher than expected; 4) the merger may result in the disruption of our existing businesses; and 5) distraction of management and diversion of resources;
  Risk that we will be unable to complete the transaction with InventaBioTech;
  Risk that we will be unable to protect our intellectual property or claims that we are infringing on others’ intellectual property;
  The impact of competition;
  Acquisition and maintenance of any necessary regulatory clearances applicable to applications of our technology;
  Inability to attract or retain qualified senior management personnel, including sales and marketing personnel;
  Risk that we never become profitable if our product is not accepted by potential customers;
  Possible impact of government regulation and scrutiny;
  Unexpected costs and operating deficits, and lower than expected sales and revenues, if any;
  Adverse results of any legal proceedings;
  The volatility of our operating results and financial condition, and,
  Other specific risks that may be alluded to in this report.

Investor Relations Contact:

Hayden IR
James Carbonara
(646)-755-7412
james@haydenir.com

-- Tables Follow –

Predictive Oncology, Inc.
Consolidated Balance Sheets

	March 31, 2020	December 31, 2019
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash and Cash Equivalents	$3,056,243	$150,831
Accounts Receivable	269,777	297,055
Inventories	155,683	190,156
Prepaid Expense and Other Assets	262,470	160,222
Total Current Assets	3,744,173	798,264

Fixed Assets, net	1,377,724	1,507,799
Intangibles, net	3,605,417	3,649,412
Lease Right-of-Use Assets	631,392	729,745
Goodwill	15,690,290	15,690,290
Total Assets	$25,048,996	$22,375,510

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts Payable	$3,128,520	$3,155,641
Notes Payable – Net of Discounts of $493,490 and $350,426	3,817,176	4,795,800
Accrued Expenses	2,142,591	2,371,633
Derivative Liability	2,814,798	50,989
Deferred Revenue	44,129	40,384
Lease Liability – Net of Long-term Portion	427,211	459,481
Total Current Liabilities	12,374,425	10,873,928

Notes Payable, net of current portion	2,115,000	-
Lease Liability	204,181	270,264
Total Liabilities	14,693,606	11,144,192

Stockholders’ Equity:
Preferred Stock, 20,000,000 authorized inclusive of designated below
Series B Convertible Preferred Stock, $.01 par value, 2,300,000 shares authorized, 79,246 and 79,246 shares outstanding	792	792
Series D Convertible Preferred Stock, $.01 par value, 3,500,000 shares authorized, 3,500,000 and 3,500,000 outstanding	35,000	35,000
Series E Convertible Preferred Stock, $.01 par value, 350 shares authorized, 208 and 258 outstanding	2	3
Common Stock, $.01 par value, 100,000,000 shares authorized, 5,852,718 and 4,056,652 outstanding	58,527	40,567
Additional paid-in capital	97,289,097	93,653,667
Accumulated Deficit	(87,028,028)	(82,498,711)
Total Stockholders' Equity	10,355,390	11,231,318
Total Liabilities and Stockholders' Equity	$25,048,996	$22,375,510

Predictive Oncology, Inc.
Consolidated Statements of Operations

	Three Months Ended March 31,
	2020	2019
Revenue	$294,943	$255,241
Cost of goods sold	92,657	73,717
Gross margin	202,286	181,524
General and administrative expense	2,828,476	1,497,945
Operations expense	548,753	466,566
Sales and marketing expense	264,409	554,216
Total operating loss	(3,439,352)	(2,337,203)
Other income	27,110	53,432
Other expense	(1,117,075)	(569,776)
Loss on equity method investment	-	(439,637)
Net loss	$(4,529,317)	$(3,293,184)

Loss per common share - basic and diluted	$(0.93)	$(2.09)

Weighted average shares used in computation - basic and diluted	4,886,328	1,573,15	2